Exhibit 99.1

Contact:	Brian E. Powers HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-541-8060	February 14, 2018 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2017

CLEVELAND, OH, FEBRUARY 14, 2017 Hickok Incorporated (OTC Pink: HICKA), a Cleveland-based holding company serving diverse industrial markets, today reported operating results for the three months ended December 31, 2017.

For the quarter ended December 31, 2017, sales were $11.8 million compared with $2.4 million in the same period last year, an increase of $9.4 million or 399%. For the quarter ended December 31, 2017, the Company recorded operating income of $1.3 million compared with an operating loss of $0.3 million in the same period last year, an increase of $1.6 million.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. As a result, the Company remeasured its deferred tax assets and liabilities based upon the decrease in the corporate tax rate from 34% to 21%. As a result, the Company recorded tax expense at a 57% effective rate for the period.

Net income for the quarter ended December 31, 2017 was $0.5 million, or $0.16 per fully diluted share, compared with a net loss of $0.3 million, or $(0.11) per fully diluted share last year. The total number of outstanding diluted shares at December 31, 2017 was 3,256,012.

The Company has changed its fiscal year end from September 30 to December 31, effective October 1, 2017. The financial results of the three-month transition period from the end of the current fiscal year on September 30, 2017 until the commencement of the new fiscal year on January 1, 2018 will be reported on Form 10-K to be filed with the Securities and Exchange Commission. The change in the Company’s fiscal year has not impacted the Company’s results for the year ended December 31, 2017, nor will it impact the prior year comparability in future filings.

Information about Forward Looking Statements

Certain statements in this news release, including discussions of management's expectations for the period reported, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively integrate acquisitions and manage the larger operations of the combined business, effectively develop and market new products, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to satisfy its interest payments and obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	Three Months Ended
	December 31,

	2017		2016
Sales	$11,754,219	100%	$2,356,926	100%
Cost of Sales	8,528,387	73%	1,773,688	75%
Gross Profit	3,225,832	27%	583,238	25%

Product development	121,579	1%	239,010	10%
Selling, general and administrative expenses	1,813,308	15%	651,574	28%
Operating Income (loss)	1,290,945	11%	(307,346)	-13%

Interest charges	98,228	1%	50,769	2%
Legal matter	-	0%	(50,000)	-2%
Other income (expense)	14,726	0%	(2,409)	0%
Income (loss) before Income Taxes	1,177,991	10%	(305,706)	-13%
Income tax expense	667,729	6%	8,000	0%
Net income (loss)	$510,262	4%	$(313,706)	-13%

Net income (loss) per common share
Basic	$0.18		$(0.11)
Diluted	$0.16		$(0.11)

Weighted average shares outstanding
Basic	2,888,502		2,853,107
Diluted	3,256,012		2,901,584

2